Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 31, 2025, dual dated as of January 16, 2026 as to the effects of discontinued operations for Diamond Power discussed in Note 5, relating to the consolidated financial statements of Babcock & Wilcox Enterprises, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

May 20, 2026